Exhibit 99.1

Date:	July 27, 2011
Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street
Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531

ESSA BANCORP, INC. ANNOUNCES OPERATING RESULTS

FOR THE THIRD FISCAL QUARTER OF 2011

Stroudsburg, Pennsylvania, July 27, 2011 — ESSA Bancorp, Inc. (the “Company”) (NASDAQ Global MarketSM “ESSA”) the holding company for ESSA Bank & Trust (the “Bank”) today announced its operating results for the three and nine months ended June 30, 2011. The Company reported net income of $1.2 million, or $0.11 per diluted share, for the three months ended June 30, 2011, compared to net income of $1.1 million, or $0.09 per diluted share, for the corresponding 2010 period. For the nine months ended June 30, 2011, the Company reported net income of $3.5 million, or $0.30 per diluted share compared to net income of $3.5 million, or $0.27 per diluted share for the corresponding 2010 period.

“Since our last report, there has been little, if any, improvement in the economy of the markets we serve,” noted Gary S. Olson, President and Chief Executive Officer of the Company. “Given this economic environment, we consider the Company’s operating results for the third quarter and year-to-date periods to be strong. Earnings per share, aided by our stock repurchase programs increased 22% and 11%, respectively when you compare the three- and nine-month periods ended June 30, 2011 with the same periods ended June 30, 2010. While the local and national housing markets remain depressed, our commercial loan growth so far this year has helped us to grow our balance sheet. Our capital position remains strong and our credit quality, which has always exceeded that of our peers and financial industry averages, is improving. Nonperforming assets declined to 1.26% of total assets at June 30, 2011 from 1.41% at March 31, 2011. Also during the third quarter we announced the completion of our third

Corporate Center: 200 Palmer Street PO Box L Stroudsburg, PA 18360-0160  570-421-0531    Fax: 570-421-7158

stock repurchase program and the beginning of a fourth repurchase program. The Company also announced the purchase of the benefit consulting insurance business of William S. Harrison II and David P. Lilly. The acquisition underscores our long-term strategy of offering products and services that help to meet all of the financial needs of our customers. We continue to believe that our strong capital position, sound credit quality and underwriting standards, outstanding customer service and knowledge of the markets we serve has positioned us well for continued success.”

Net Interest Income:

Net interest income increased $689,000, or 10.3%, to $7.4 million for the three months ended June 30, 2011, from $6.7 million for the comparable period in 2010. The increase was primarily attributable to an increase in the Company’s interest rate spread to 2.54% for the three months ended June 30, 2011, from 2.21% for the comparable period in 2010, offset in part by a decrease of $17.2 million in the Company’s average net earning assets.

Net interest income increased $674,000, or 3.2%, to $21.8 million for the nine months ended June 30, 2011. The increase was primarily attributable to an increase in the Company’s interest rate spread to 2.50% from 2.39% for the comparable period in 2010, offset in part by a decrease of $16.5 million in the Company’s average net earning assets.

Provision for Loan Losses:

The provision for loan losses decreased $25,000, or 5.0% to $475,000 for the three months ended June 30, 2011, from $500,000 for the comparable period in 2010. Net charge-offs increased $307,000 for the three months ended June 30, 2011, compared to the three-month period ended June 30, 2010. The provision for loan losses decreased $45,000, or 2.7%, to $1.6 million for the nine months ended June 30, 2011 from $1.7 million for the comparable period in 2010. Net charge-offs increased $386,000 for the nine months ended June 30, 2011 to $828,000 compared to $443,000 for the nine- month period ended June 30, 2010.

Nonperforming assets increased to 1.26% of total assets at June 30, 2011 compared to 1.20% of total assets at September 30, 2010. Nonperforming assets were 1.41% of total assets at March 31, 2011. The allowance for loan losses was $8.2 million, or 1.10% of loans outstanding at June 30, 2011, compared to $7.4 million, or 1.01% of loans outstanding at September 30, 2010.

In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect a borrower’s ability to repay, the estimated value of any underlying collateral, peer group information, and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are subject to interpretation and revision as more information becomes available or as future events occur. The provision for loan losses was in response to this evaluation.

Noninterest Income:

Noninterest income decreased $160,000, or 9.9%, to $1.5 million for the three months ended June 30, 2011, from $1.6 million for the comparable period in 2010. The primary reason for the decrease was a decline in gains on the sales of investments of $249,000 during the 2011 period. The Company recorded gains on sales of investment securities of $305,000 for the three months ended June 30, 2010 as compared to $56,000 for the three months ended June 30, 2011.

Noninterest income decreased $565,000, or 12.1%, to $4.1 million for the nine months ended June 30, 2011, from $4.7 million for the comparable period in 2010. The primary reasons for the decrease were declines in both the gains on sales of investment securities of $442,000 and the gains on sales of loans of $233,000. The Company recorded gains of sales of investment securities of $613,000 and gains on sales of loans of $236,000 for the nine months ended June 30, 2010 as compared to $171,000 and $3,000, respectively, for the nine months ended June 30, 2011.

Noninterest Expense:

Noninterest expense increased $232,000, or 3.7%, to $6.6 million for the three months ended June 30, 2011, from $6.3 million for the comparable period in 2010. The primary reasons for the increase were increases in loss on foreclosed real estate of $81,000 and compensation and employee benefits of $168,000. The Company opened three new branch offices in the third quarter of 2010 which contributed to the comparative increase in compensation and employee benefits.

Noninterest expense increased $49,000, or 0.2%, to $19.7 million for the nine months ended June 30, 2011, from $19.6 million for the comparable period in 2010. The primary reasons for the increase were increases in compensation and employee benefits expense of $644,000 and occupancy and equipment expense of $186,000 primarily related to the new branches opened during the second and third quarters of 2010. These increases were offset, in part, by a decrease in the loss on foreclosed real estate of $1.1 million for the nine months ended June 30, 2011 compared to the same period in 2010.

Balance Sheet:

Total assets increased $30.6 million, or 2.86%, to $1,102.6 million at June 30, 2011, compared to $1,072.0 million at September 30, 2010. The primary reasons for the increase in assets were increases in net loans receivable of $10.9 million and in cash and cash equivalents of $10.9 million. The increase in net loans receivable included increases in commercial real estate loans of $23.2 million which were partially offset by declines in commercial loans, home equity loans and lines of credit, residential loans, construction loans, and other loans of $1.2 million, $2.5 million, $7.3 million, $208,000 and $320,000 respectively.

Total deposits increased $115.0 million, or 21.3%, to $655.4 million at June 30, 2011, from $540.4 million at September 30, 2010. The primary reason for the increase was an increase in certificate of deposit accounts of $109.1 million including an increase of $65.5 million in brokered certificates. Noninterest bearing demand accounts and savings and club accounts also increased $2.0 million and $6.7 million, respectively. These increases were partially offset by decreases in NOW accounts of $1.5 million and money market accounts of $1.4 million. Borrowed funds decreased during the same time period by $80.4 million.

Stockholders’ equity decreased $7.0 million, or 4.1%, to $164.6 million at June 30, 2011, from $171.6 million at September 30, 2010, primarily as a result of a previously announced stock repurchase program. In June 2009, the Company announced that it had completed its first stock repurchase program having purchased 2,547,135 shares at a weighted average cost of $13.14. On October 6, 2010 the Company announced that it had completed its second stock repurchase program having purchased 1,499,100 shares at a weighted average cost of $12.36. In April 2011, the Company announced that it completed the third repurchase program having purchased 679,900 shares at a weighted average cost of $12.82. In May 2011, the Company’s Board of Directors authorized a fourth repurchase program to purchase up to an additional 5% of its outstanding shares. As of June 30, 2011, the Company had purchased an additional 101,300 shares at a weighted average cost of $11.83 per share under the fourth stock repurchase program. For the quarter ending June 30, 2011, the Company purchased a total of 142,481 shares at a weighted average cost of $12.15 per share.

Asset Quality:

Nonperforming assets totaled $13.9 million, or 1.26%, of total assets at June 30, 2011, compared to $12.9 million, or 1.20%, of total assets at September 30, 2010. The increase was primarily due to increases of $1.1 million in nonperforming commercial loans and $171,000 in troubled debt restructures offset, in part, by a decrease of $203,000 in nonperforming consumer loans. Commercial nonperforming loans increased primarily as a result of the addition of two commercial real estate relationships. The number of non-performing residential loans at June 30, 2011 decreased to 47 compared to 50 at September 30, 2010. The Company, in response to these and other trends, made a provision for loan losses of $1.6 million for the nine months ended June 30, 2011, compared to a provision of $1.7 million for the comparable nine-month period in 2010. The allowance for loan losses was $8.2 million, or 1.10%, of loans outstanding at June 30, 2011, compared to $7.4 million, or 1.01%, of loans outstanding at September 30, 2010.

ESSA Bank & Trust, a wholly-owned subsidiary of ESSA Bancorp, Inc., has total assets of over $1.0 billion and is the leading service-oriented financial institution headquartered in the Greater Pocono, Pennsylvania region. The Bank maintains its corporate headquarters in downtown Stroudsburg, Pennsylvania and has 17 community offices throughout the Greater Pocono and Lehigh Valley areas in Pennsylvania. In addition to being one of the region’s largest mortgage lenders, ESSA Bank & Trust offers a full range of retail and commercial financial services. ESSA Bancorp, Inc. stock trades on The NASDAQ Global MarketSM under the symbol “ESSA.”

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	June 30, 2011	September 30, 2010
	(dollars in thousands)
ASSETS
Cash and due from banks	$8,604	$7,454
Interest-bearing deposits with other institutions	13,193	3,436

Total cash and cash equivalents	21.797	10,890
Investment securities available for sale	256,166	252,341
Investment securities held to maturity (fair value of $9,834 and $13,254)	9,479	12,795
Loans receivable (net of allowance for loan losses of $8,225 and $7,448)	741,764	730,842
Federal Home Loan Bank stock	17,770	20,727
Premises and equipment	11,682	12,189
Bank-owned life insurance	23,057	15,618
Foreclosed real estate	2,039	2,034
Intangible assets, net	1,906	—
Goodwill	40	—
Other assets	16,923	14,561

TOTAL ASSETS	$1,102,623	$1,071,997

LIABILITIES
Deposits	$655,369	$540,410
Short-term borrowings	—	14,719
Other borrowings	269,657	335,357
Advances by borrowers for taxes and insurance	6,550	1,465
Other liabilities	6,448	8,423

TOTAL LIABILITIES	938,024	900,374

Commitment and contingencies	—	—

STOCKHOLDERS’ EQUITY
Preferred stock	—	—
Common stock	170	170
Additional paid in capital	166,208	164,494
Unallocated common stock held by the Employee Stock Ownership Plan	(11,551)	(11,891)
Retained earnings	65,973	64,272
Treasury stock, at cost	(55,436)	(44,870)
Accumulated other comprehensive loss	(765)	(552)

TOTAL STOCKHOLDERS’ EQUITY	164,599	171,623

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,102,623	$1,071,997

ESSA BANCORP, INC, AND SUBSIDIARY

CONSOLIDATED STATEMENT OF INCOME

(UNAUDITED)

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2011	2010	2011	2010
	(dollars in thousands)
INTEREST INCOME
Loans receivable	$9,683	$10,105	$29,322	$30,612
Investment securities:
Taxable	2,092	1,925	6,030	6,326
Exempt from federal income tax	66	78	219	238
Other investment income	1	3	2	5

Total interest income	11,842	12,111	35,573	37,181

INTEREST EXPENSE
Deposits	1,932	1,769	5,423	4,633
Short-term borrowings	1	1	46	85
Other borrowings	2,549	3,670	8,272	11,305

Total interest expense	4,482	5,440	13,741	16,023

NET INTEREST INCOME	7,360	6,671	21,832	21,158
Provision for loan losses	475	500	1,605	1,650

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	6,885	6,171	20,227	19,508

NONINTEREST INCOME
Service fees on deposit accounts	768	799	2,259	2,403
Services charges and fees on loans	142	126	497	351
Trust and investment fees	190	203	596	635
Gain on sale of investments, net	56	305	171	613
Gain on sale of loans, net	—	41	3	236
Earnings on Bank-owned life insurance	170	135	438	410
Insurance commissions	125	—	125	—
Other	8	10	28	34

Total noninterest income	1,459	1,619	4,117	4,682

NONINTEREST EXPENSE
Compensation and employee benefits	3,899	3,731	11,712	11,068
Occupancy and equipment	758	823	2,331	2,145
Professional fees	411	373	1,260	1,136
Data processing	477	524	1,407	1,441
Advertising	165	208	534	472
Federal Deposit Insurance Corporation (FDIC) Premiums	196	157	602	638
Loss on foreclosed real estate	81	—	93	1,200
Amortization of intangible assets	54	—	54	—
Other	526	519	1,667	1,511

Total noninterest expense	6,567	6,335	19,660	19,611

Income before income taxes	1,777	1,455	4,684	4,579
Income taxes	536	387	1,216	1,114

NET INCOME	$1,241	$1,068	$3,468	$3,465

Earnings per share
Basic	$0.11	$0.09	$0.30	$0.27
Diluted	0.11	0.09	0.30	0.27

ESSA BANCORP, INC, AND SUBSIDIARY

OTHER FINANCIAL DATA

(UNAUDITED)

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2011	2010	2011	2010
	(dollars in thousands)
CONSOLIDATED AVERAGE BALANCES:
Total assets	$1,097,321	$1,063,651	$1,085,275	$1,044,164
Total interest-earning assets	1,044,985	1,017,625	1,036,717	1,000,423
Total interest-bearing liabilities	889,577	845,004	876,683	823,896
Total stockholders’ equity	164,323	179,185	167,586	182,738

PER COMMON SHARE DATA:
Average shares outstanding - basic	11,350,620	12,520,193	11,638,830	12,837,046
Average shares outstanding - diluted	11,350,620	12,520,193	11,638,830	12,837,046
Book value shares	12,645,522	13,875,012	12,645,522	13,875,012

Net interest rate spread	2.54%	2.21%	2.50%	2.39%
Net interest margin	2.82%	2.63%	2.82%	2.83%